CONSENT OF QUALIFIED PERSON

12 September 2009

TO:	United States Securities Exchange Commission
Washington, D.C. 20549

	RE:	Rockwell Diamonds Inc. (the “Corporation”) Consent under FORM 20-F

I, Glenn Alan Norton, certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided in the Form 20-F of Rockwell Diamonds Inc. contains any misrepresentation of the information.

I do hereby consent to the filing of the Form 20-F with the regulatory authorities.

Submitted this 12th day of September 2009.

Signed

/s/ G A Norton
Glenn Alan Norton, Pr.Sci.Nat.
Rockwell Diamonds Inc